                                                                  Exhibit (a)(8)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated October 12, 1999, and the related Letter of Transmittal, and is not being made to, and tenders will not be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           Notice of Offer to Purchase

                     All Outstanding Shares of Common Stock

                                       of

                                 CombiChem, Inc.

                                       at

                           $6.75 Net Per Share in Cash

                                       by

                                DPC Newco, Inc.,

                       a direct wholly owned subsidiary of

                         DuPont Pharmaceuticals Company,

                         a wholly owned subsidiary of

                       E.I. du Pont de Nemours and Company

     DPC Newco, Inc., a Delaware corporation ("Offeror"), and a direct wholly owned subsidiary of DuPont Pharma, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of E.I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"), is offering to purchase all outstanding shares ("Shares") of Common Stock, par value $0.001 per share ("Common Stock"), of CombiChem, Inc., a Delaware corporation ("Company"), at a purchase price of $6.75 per share, net to the seller in cash, without interest ("Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 12, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.


--------------------------------------------------------------------------------

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW
             YORK CITY TIME, ON MONDAY, NOVEMBER 8, 1999, UNLESS THE
                               OFFER IS EXTENDED.

--------------------------------------------------------------------------------



     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) Shares representing not less than a majority of the Shares then outstanding on a fully diluted basis on the date of purchase ("Minimum Condition") and (ii) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 12 and 14 of the Offer to Purchase.

     The Offer is not conditioned on obtaining financing.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 5, 1999 ("Merger Agreement"), by and among Offeror, DuPont and the Company. DuPont has assigned all of its rights under the Merger Agreement to Purchaser and Purchaser has agreed to assume all of DuPont's obligations under the Merger Agreement. The Merger Agreement provides, among other things, for the commencement of the Offer by Offeror and further provides that, after the purchase of the Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Offeror will be merged with and into the Company ("Merger"), with the Company surviving the Merger as a direct wholly owned subsidiary of Purchaser, and an indirect wholly owned subsidiary of DuPont. Pursuant to the Merger, each outstanding Share (other than (i) Shares owned by DuPont, Purchaser, Offeror or any subsidiaries thereof or Shares held in the Company's treasury and (ii) Shares held by holders who have properly exercised their appraisal rights under the Delaware General Corporation Law or other applicable law) immediately prior to the Effective Time (as defined in the Merger Agreement), will be converted into the right to receive the Offer Price, in cash, without interest thereon, less any required withholding taxes, upon the surrender of certificates formerly representing such Shares. Simultaneously with the execution and delivery of the Merger Agreement, Offeror and DuPont entered into a Shareholders Agreement, dated as of October 5, 1999 (the "Shareholders Agreement"), with certain stockholders of the Company (the "Major Stockholders") who, as of September 27, 1999 own 4,549,541 shares of Common Stock of the Company, in the aggregate. Under the Shareholders Agreement, the Major Stockholders have agreed, subject to the terms thereof, to tender all of their shares of Common Stock of the Company to Offeror pursuant to the tender offer described in the Merger Agreement, and to vote their shares in favor of the Merger described in the Merger Agreement. The Major Stockholders have also granted Offeror and the Company a proxy to vote their shares, representing approximately 33.7% of the issued and outstanding shares of Common Stock of the Company as of September 27, 1999, in favor of the Merger. Simultaneously with the execution and delivery of the Merger Agreement, DuPont, Offeror and the Company also entered into a Stock Option Agreement, dated as of October 5, 1999 (the "Option Agreement"), pursuant to which the Company granted to DuPont an option to purchase 2,684,431 shares of Common Stock, subject to the terms thereof. If this option were to be exercised and these shares were issued to DuPont, such shares would, together with the shares subject to the Shareholders Agreement, represent approximately 44.7% of the issued and outstanding shares of Common Stock of the Company as of September 27, 1999. DuPont assigned all of its rights under the Shareholders Agreement and the Stock Option Agreement to Purchaser and Purchaser assumed all of DuPont's obligations thereunder.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF SHARES AND HAS UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Offeror and not withdrawn on or prior to the Expiration Date if, as and when Offeror gives oral or written notice to The First Chicago Trust Company of New York (the "Depositary") of Offeror's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting payments to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Offeror's obligation to make such payments will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 8, 1999 unless and until Offeror, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. In the Merger Agreement, Offeror has agreed that it will not, without the prior consent of the Company, extend the Offer if all of the conditions to the Offer have been satisfied, except that Offeror may, without the consent of the Company, extend the Offer (i) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, for one or more periods (none of which shall exceed ten business days) but in no event past 60 days from the date of the Merger Agreement, unless the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act has not terminated or expired, and then in any event not later than May 31, 2000,
(ii) for such period as may be required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, or (iii) if all conditions to the Offer are satisfied or waived but more than 90% of the shares of Common Stock issued and outstanding on a fully diluted basis have not been tendered, for one or more periods (each such period to be for not more than five business days and such extensions to be for an aggregate period of not more than fifteen business days and such extensions to be for an aggregate period of not more than fifteen business days beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence). There can be no assurance that Offeror will exercise its right to extend the Offer.

     Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, to waive any condition to the Offer; provided, however, that pursuant to the Merger Agreement, Offeror has agreed that it will not, without the consent of the Company, (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer, (iv) change any conditions to the Offer (including the conditions described in Section 1 of the Offer to Purchase) or amend any other term of the Offer if any such change or amendment would be materially adverse to the holders of Shares (other than DuPont or Offeror) or (v) amend or waive the Minimum Condition. If the Minimum Condition, or any of the other conditions set forth in
Section 14 of the Offer to Purchase, has not been satisfied by 12:00 midnight, New York City time, on Monday, November 8, 1999 (or any other time then set as the Expiration Date), Offeror may elect to (1) subject to the qualifications above with respect to the extension of the Offer, extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (2) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement, accept for payment all Shares so tendered and not extend the Offer or (3) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     Except as set forth above, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The reservation by Offeror of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Offeror pay consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Offeror shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not Offeror exercises its right to extend the Offer.

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after December 10, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. An "Eligible Institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc.

     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14D-6(E)(1)(VII) OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

     The Company has provided Offeror with its stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Offeror's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 488-8075

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-6088


October 12, 1999